Exhibit 4.40

Execution Version

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

SECURED DRAW DOWN PROMISSORY NOTE

$4,000,000	October 3, 2023

FOR VALUE RECEIVED, Iron Flag, LLC, a Pennsylvania limited liability company (“Borrower”), hereby unconditionally promises to pay to the order of Grown Rogue Unlimited, LLC, an Oregon limited liability company, or its assigns (“Lender,” and together with Borrower, each, a “Party” and collectively, the “Parties”), at Lender’s address located at 550 Airport Road, Medford, OR 97501, or at such other address as may be designated in writing by the holder of this Secured Draw Down Promissory Note (“Note”), the aggregate of all amounts Lender has disbursed to Borrower pursuant to Section 1 hereof up to the principal sum of Four Million Thousand Dollars ($4,000,000) (the “Maximum Amount”).

1. Use of Funds; Advances.

(a) Borrower is an affiliate of ABCO Garden State LLC, a New Jersey limited liability company (“ABCO”). ABCO and Lender are parties to that certain Option Agreement, of even date herewith (the “Option Agreement”), pursuant to which ABCO has granted the Option (as defined in the Option Agreement) to Lender in consideration of the Option Price (as defined in the Option Agreement). Commencing on the date hereof, and prior to the earlier to occur of (i) expiration of the Term (as defined below) (the “Maturity Date”), and (ii) the Default Date (as defined below), Lender shall make the Maximum Amount available to Borrower in one or more advances (each, an “Advance”) in an aggregate amount not to exceed the Maximum Amount in accordance with the terms set forth in Section 1(b) hereof, with each Advance and repayment thereof to be listed on Exhibit A hereto.

(b) Promptly upon receipt by Borrower of written notice from ABCO (each, an “ABCO Notice”), Borrower shall provide written notice to Lender (a “Borrower Notice”) requesting an Advance from the remaining Maximum Amount, which Borrower Notice shall include a copy of the ABCO Notice, the amount of the Advance (the “Requested Amount”), the requested date for delivery of the Requested Amount which date shall be no earlier than five (5) Business Days (as defined below) after delivery of the Borrower Notice to Lender (the “Delivery Date”) and a budget for any expenditures funded by such Advance for the Lender’s review. Upon receipt of the Borrower Notice, Lender may, in its sole and absolute discretion, pay and deliver to Borrower an Advance in the amount of the Requested Amount on or about the Delivery Date by wire transfer in immediately available funds to an account designated in writing by Borrower. Upon receipt of such Advance, Borrower shall promptly pay and deliver to ABCO the Requested Amount by wire transfer in immediately available funds to an account designated in writing by ABCO.

2. Interest. Interest on the outstanding principal borrowed hereunder shall accrue at a rate of 12.5% per annum, simple interest, calculated on the basis of a 360 day year for the actual number of days elapsed (the “Applicable Rate”) commencing, with respect to each Advance, on the date such Advance is disbursed to Borrower, and accruing until the date that all outstanding Advances and all accrued interest is paid in full.

3. Term; Payment. While interest shall accrue from the date of the first Advance, Lender has agreed to defer the payment of any interest or any portion of the Advances until the date that is the earlier to occur of (i) sixty (60) days after ABCO has commenced selling its products, and (ii) September 1, 2024, upon which Borrower shall commence level monthly payments of the Advances (principal) and accrued and unpaid interest to fully amortize the remaining balance of all prior Advances and the accrued interest thereon (each a “Monthly Payment”) until the date that is forty-eight (48) months following the date of this Note (the “Term”); provided, however, that, in addition to the Monthly Payments, to the extent that Borrower has received a prepayment from ABCO in respect of Advances it has made to ABCO under that certain Secured Draw Down Note with Borrower as lender and ABCO as borrower (such note, the “ABCO Note,” and each such payment, an “Additional Principal Payment”), Borrower shall pay to Lender the full amount of such Additional Principal Payment within three (3) Business Days after the date Borrower receives such Additional Principal Payment from ABCO. Borrower may prepay any amount of principal hereunder without penalty or discount. At the end of the Term, all unpaid Advances and the accrued and unpaid interest shall be due and payable. Each Monthly Payment shall be due and payable on the first day of each calendar month during the Term. If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes hereof, “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to close.

4. Event of Default; Remedies.

(a) Notwithstanding receipt of any Borrower Notice hereunder, upon the occurrence and continuation of an Event of Default (as defined below), (i) no Advances under Section 0 shall be made thereafter, and (ii) at the option of Lender exercised by written notice to Borrower, the entire unpaid principal balance, together with all accrued and unpaid interest thereon, and all other amounts and payments due hereunder, shall become immediately due and payable. All payments by Borrower hereunder shall be applied first to accrued interest and thereafter to principal. For purposes hereof, “Event of Default” means the first to occur of (such date, the “Default Date”) (a) Borrower’s receipt of written notice from Lender of Borrower’s failure to pay within five (5) Business Days of the date due any Monthly Payment, Additional Principal Payment or full repayment of all outstanding Advances and the accrued interest thereon when due on the Maturity Date, (b) any event set forth in Section 4(b) hereof, (c) an event of default has occurred and is continuing under the ABCO Note (an “ABCO Default”), and (d) Borrower’s receipt of written notice from Lender that Lender has received a final, non-appealable determination by the New Jersey Cannabis Regulatory Commission (the “CRC”) denying Lender’s application to own an interest in ABCO.

(b) This Note shall automatically become due and payable, without notice or demand and without the need for any action or election by Lender, upon the occurrence at any time of any of the following: (i) Borrower commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (ii) such proceedings are commenced against Borrower, or a receiver or trustee is appointed for Borrower on a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; provided, that all interest shall continue to accrue as set forth above until all amounts owed under this Note are paid in full; (iii) the admission by Borrower of its inability to pay its debts as they mature, or any assignment for the benefit of the creditors of Borrower; or (iv) if any Monthly Payment, Additional Principal Payment or full repayment of all outstanding Advances and the accrued interest thereon is not made within ten (10) business days of the date such payment is due.

(c) The rights and remedies of Lender provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law, in equity, by contract or otherwise.

5. Default Interest; Usury. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Applicable Rate plus five percent (5%) from the date of such non-payment until such amount is paid in full. If at any time and for any reason whatsoever, the interest rate payable hereunder shall exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, the portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

6. Security Interest in the Collateral.

(a) Borrower hereby grants to Lender under and pursuant to the provisions of the UCC (as defined below), and subject to the terms hereof, a security interest in all of Borrower’s right, title and interest in and to the collateral in which Borrower has a security interest under the ABCO Note (the “Collateral”) to secure the obligations under this Note. Borrower acknowledges and agrees that Lender’s security interest shall attach to all of Borrower’s right, title and interest in and to the Collateral, together with substitutions therefor and replacements thereof, and to any and all proceeds from the sale or other disposition of the Collateral or any part thereof. Borrower hereby agrees that Lender shall have, and by these presents, Borrower now confers upon Lender, all of the rights of a secured party as provided by the UCC, as well as all of the rights herein provided, or which may be provided in any other document executed by Borrower in connection with its indebtedness or obligations to Lender. In furtherance of the foregoing, Borrower hereby irrevocably and absolutely assigns, transfers and grants to Lender, its successors and assigns, as part of the Collateral hereunder, all of Borrower’s present and future right, title, and interest in and to the ABCO Note, and any and all amendments thereto, to secure the payment and performance of the Borrower under this Note. Borrower shall not take any action intended to obstruct or delay, or that may have the effect of obstructing or delaying, Lender’s ability to realize its interest in the Collateral.

(b) Borrower shall permit and take all actions, and authorize, execute and deliver and permit the execution, delivery and filing of, from time to time, without the signature of Borrower, all instruments and documents, necessary or appropriate to create or continue the validity, enforceability and perfected status of the grant of the security interest created hereby, including, without limitation, executing or authorizing Lender to execute and/or file financing statements and continuation statements (including “in lieu” continuation statements), if necessary, and providing notice to Lender of the existence of any commercial tort claims (as defined in the UCC) by or against Borrower. Borrower shall deliver to Lender all certificates or other negotiable instruments at any time constituting Collateral (together with endorsements in blank) to hold in its possession. Notwithstanding the foregoing or anything to the contrary, subject to applicable law, upon an Event of Default, Borrower shall take all actions that Lender reasonably requests it to take in connection with the Collateral, including, without limitation, declaring an ABCO Default, foreclosing on any Collateral, holding any Collateral for the benefit of Lender and/or transferring ownership to Lender of any Collateral so foreclosed upon by Borrower. For purposes hereof, “UCC” means (i) the Uniform Commercial Code as currently in effect in the State of New Jersey, and (ii) the Uniform Commercial Code as may hereafter at any time be in effect in the Commonwealth of Pennsylvania from and after the date of effectiveness thereof.

(c) Subject to applicable law including, without limitation, any applicable regulatory approval, Borrower agrees to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to enable Lender to fully realize its interest in the Collateral. Without limiting the foregoing, Borrower further agrees that it will execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer; and perform such other acts as Lender lawfully and reasonably may request, to facilitate Lender’s right to protect, maintain, defend and enforce its rights in the Collateral. In the event that Lender is unable for any reason whatsoever to secure Borrower’s signature on any document when so required to effectuate fully Lender’s interest in the Collateral, Borrower hereby irrevocably designates and appoints Lender and Lender’s duly authorized officers and agents, as Borrower’s agents and attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by Borrower (it being acknowledged that such appointment is irrevocable and a power coupled with an interest).

7. Borrower’s Obligations. Until the date that all unpaid principal and accrued interest have been paid in full, without the prior written consent of Lender, Borrower shall:

(a) not sell, lease, assign, transfer or otherwise dispose of the Collateral, any part thereof or any interest therein, to any person or entity other than Lender, and any attempted sale, lease, transfer or other disposition in violation of this provision shall be null and void;

(b) not grant, create, incur, assume or permit to exist on the Collateral any liens, security interests, mortgages, claims, rights, encumbrances or restrictions of any kind;

(c) defend all claims that may be made against the Collateral;

(d) not fail to pay required fees, taxes and other amounts due other than amounts being contested in good faith by appropriate proceedings; or

(e) not fail to comply with applicable law (including, without limitation, CRC regulations, but subject to Section 10 below).

8. Waivers. Borrower hereby irrevocably and unconditionally (a) waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor and all other protests or notices to the full extent permitted by applicable law; (b) waives any right Borrower may have to require Lender to (i) proceed against any person or entity including without limitation any endorser or guarantor of the Note (or file a claim in any bankruptcy, probate, or other proceeding affecting such a person or entity) or proceed against any person or entity in any particular order; or (ii) exhaust any of the Collateral, or pursue a particular remedy to the exclusion of others; and (c) waives the right to assert a defense to any action by Lender to enforce its rights under the Note. No waiver by Lender of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Lender. No waiver by Lender shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Note shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9. Attorneys’ Fees and Costs of Collection. If the principal or interest under this Note is not paid when due, Borrower agrees to pay all costs and expenses of collection, including without limitation, attorneys’ fees, court costs, costs in connection with all negotiations, documentation and other actions relating to any work-out, compromise, settlement or resolution in connection herewith and all costs and expenses in connection with the protection or realization of the Collateral.

10. Governing Law. This Note is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. Borrower agrees and acknowledges that it is not making, will not make, nor shall be deemed to make or have made, any representation or warranty of any kind regarding the compliance of this Note with any Federal Cannabis Laws (as defined below). Borrower shall not have any right of rescission, to declare a breach or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law. “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and the regulations and rules promulgated under any of the foregoing.

11. Successors and Assigns. This Note may be assigned or transferred by Lender to any person or entity. Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the holder hereof; provided, that (i) Borrower shall assign this Note to ABCO upon receipt by Borrower of written notice from Lender that Lender has received notice from the CRC approving its application to own an interest in ABCO and requesting Borrower to so assign this Note, and (ii) upon such assignment, provided that the amount due and owing to Lender hereunder is the same as the amount due and owing to Borrower by ABCO under the ABCO Note, the ABCO Note shall be deemed to be discharged in full satisfaction of such assignment. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12).

13. Amendment and Waiver. The provisions of this Note may be modified or amended only in a writing executed by Borrower and Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Severability. In the event any applicable law or order renders a Party’s performance of its obligations hereunder illegal, improper, or impracticable (including any ruling by the CRC that the transactions contemplated by this Note violate New Jersey law), or that the transactions contemplated by this Note will or may cause any license of Borrower, if issued, to be terminated, suspended, non-renewed, or otherwise impaired in any way, the Parties will promptly meet and confer in good faith and attempt to amend this Note into such form as will cause the Parties relationship to comply with the CRC and all other state or local legal requirements, and otherwise prevent any license of Borrower or other registrations or certificates from being subject to termination, suspension, non-renewal, or other impairment. Notwithstanding the above, if a provision of this Note is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Note will not be impaired.

15. Time is of the Essence. Time is of the essence with respect to all obligations of Borrower under this Note. Whenever a period of time is herein prescribed for action to be taken by either Party, such Party shall not be in default or incur any liability to the other Party for any losses or damages of any nature for any failure or delay in the performance of their obligations under this

Agreement arising out of or caused by, directly or indirectly, epidemics/pandemics (including COVID-19); quarantines; governmental declaration(s) of emergency; closings of or delays in related government and business services such as land records, lenders and title/escrow, strikes, riots, acts of God, war or any other causes of any kind which are beyond the reasonable control of such Party; provided, that such failure or delay (i) is not caused by the non-performing Party, and (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternative sources, work-around plans or other means; provided that the non-performing Party shall be excused from its non-performance of affected obligations only for so long as such circumstances prevail and such Party continues to attempt to recommence performance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party and describe in reasonable detail the circumstances causing such failure or delay.

16. Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a) In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Note, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Note.

(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Note shall properly and exclusively lie in any state court located in the State of New Jersey, County of Gloucester. By execution and delivery of this Note, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

17. Interpretation. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. Whenever used in this Agreement the singular shall include the plural, and vice versa, and the use of any gender shall include all genders and the neuter, whenever appropriate. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement. No provision of this document is to be interpreted for or against any Party because that Party or Party’s legal representative drafted it. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18. Representations of the Lender. Lender hereby acknowledges that the funding and purchase of this Note is a speculative investment that involves a high degree of risk and understands that Borrower is relying on all applicable exemptions from registration (including but not limited to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and has no plans to register an offering with any securities regulator (including the United States Securities and Exchange Commission). Lender represents and warrants to Borrower as follows:

(a) Accredited Investor Status. Lender is an “accredited investor” as defined by Rule 501(a) under the Securities Act. Lender agrees to furnish any additional information requested by the Borrower or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the funding and purchase of this Note.

(b) Disclosure. Other than the representations and warranties of the Borrower set forth in Section 7, neither the Borrower nor any other Person makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to Lender by or on behalf of the Borrower or related to the transactions contemplated hereby, and nothing contained in any documents provided or statements made by or on behalf of the Borrower to Lender is, or shall be relied upon as, a promise or representation by the Borrower or any other Person that any such information is accurate or complete.

(c) Investment Intent. The Lender acknowledges that the funding and purchase of the Note hereunder is being made for the Lender’s own account, for investment purposes only and not with the present intention of distributing or reselling the Note in whole or in part. Lender further understands that transfer of the Note is restricted under the Securities Act and under state securities laws;

(d) Confidentiality. The Lender understands that the confidential information provided to the Lender and any other information discussed with the Lender regarding this Note is confidential (collectively, “Confidential Information”). The Lender has not distributed and will not distribute the Confidential Information and has not divulged and will not divulge the contents thereof or of any oral communication with the Borrower regarding this Note, to anyone other than such legal or financial advisors as the Lender deems necessary for purposes of evaluating an investment in the Subscribed and no one (except such advisors) has used the Confidential Information;

(e) Authorization and Formation of Lender. The Lender, if a corporation, partnership, trust, or other form of business entity, is authorized and otherwise duly qualified to purchase and hold the Note and such entity has not been formed for the specific purpose of acquiring the Note.

(f) Anti-Money Laundering, etc. Lender shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect;

(g) Capacity. Lender has all requisite capacity to execute and deliver this Note and to perform its obligations hereunder, and such purchase will not contravene any law, rule or regulation binding on Lender or any investment guideline or restriction applicable to Lender.

(h) Enforceability. This Note constitutes a legal, valid, and binding obligation of Lender, enforceable against Lender in accordance with its terms.

(i) No Conflict. The execution and delivery by Lender of this Note does not, and the consummation by Lender of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under: (i) any judgment, order, decree, statute, rule, regulation or other law applicable to Lender; or (ii) any material contract, agreement or instrument by which Lender is bound. No consent, approval, order, or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Lender in connection with the execution and delivery by Lender of this Note or the consummation by Lender of the transactions contemplated hereby.

19. Mutilation, Destruction, Loss, or Reissuance.

(a) Mutilation. This Note, if mutilated, may be surrendered and thereupon the Borrower shall execute and deliver to the Lender in exchange for a new original Note of like tenor and principal amount within a reasonable period of time thereafter.

(b) Destruction, Loss, Etc. If there is delivered to the Borrower (i) evidence of the destruction, loss, or theft of this Note and (ii) such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Borrower that this Note has been acquired by a bona fide purchaser, the Borrower shall execute and deliver in lieu of such destroyed, lost or stolen Note, a new Note of like tenor and Principal Amount.

(c) New Note. Every new Note issued in accordance with Section 19.2 hereof in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original contractual obligation of the Borrower, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all of the benefits of the initial Note issued.

(d) Reissuance. This Note may be surrendered and thereupon the Borrower shall execute and deliver in exchange therefor, within a reasonable period of time after request by the Lender, as the holder may direct, new Notes in smaller denominations but of like tenor and in exact principal amount in the aggregate and each new Note shall constitute an original contractual obligation of the Borrower and shall be entitled to all the benefits of the initial Note issued.

(e) Additional Sums. On the issuance of any new Note under this Section, the Borrower may require the Lender to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, Borrower has caused this Secured Draw Down Promissory Note to be duly executed and delivered as of the date first set forth above.

BORROWER:

Iron Flag LLC,
a Pennsylvania limited liability company

By:	/s/ Quinn Blackwell
Name:	Quinn Blackwell
Title:	Manager

Address:	417 Catharine Street
Philadelphia, PA 19147
Email:	quinn@abcocompanies.com

ACKNOWLEDGED AND AGREED:

LENDER:

Grown Rogue Unlimited, LLC,
an Oregon limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road
Medford, OR 97501
Email:	obie@grownrogue.com

[Signature Page of Secured Draw Down Promissory Note]

Execution Version

Exhibit A

ADVANCES

A-1